Exhibit 99.1

Name and Address of Reporting Person:	Bardin Hill Investment Partners, LP
299 Park Ave., 24th Floor
New York, NY 10171

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported (Month/Day/Year):	October 4, 2023

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: Halcyon Mount Bonnell Fund LP (“Mount Bonnell”), Halcyon Energy, Power and Infrastructure Capital Holdings LLC (“HEPI”), HCN LP (“HCN”), HCN GP LLC (“HCN GP”), First Series of HDML Fund I LLC (“HDML”), Bardin Hill Event-Driven Master Fund LP (“Master Fund”), Bardin Hill Fund GP LLC (“Bardin Hill GP”), Bardin Hill Investment Partners LP (“Bardin Hill”), Avinash Kripalani, Jason Dillow, John Greene and Pratik Desai.

(2) HCN GP is the general partner of HCN. Bardin Hill GP is the general partner of Master Fund, Mount Bonnell and the investment member of HDML. Bardin Hill is the investment manager for each of HCN, HDML, Mount Bonnell, HEPI and Master Fund. Investment decisions of Bardin Hill are made by one or more of its portfolio managers, including Jason Dillow, John Greene and Pratik Desai, each of whom has individual decision-making authority.  Avinash Kripalani is a Partner at Bardin Hill and serves on the board of directors of the Issuer as Bardin Hill’s representative.

(3) Represents the distribution of shares of the Issuer's Common Stock (the “Shares”) for no consideration to their investors in accordance with their respective organizational documents (the “Distributions”) as follows: 435,406 Shares directly held by HEPI and 2,544,867 Shares directly held by Mount Bonnell, representing all of the Shares held by each such Reporting Person. Pursuant to the Distributions, certain Shares that were previously indirectly beneficially owned by Master Fund, became directly held by Master Fund in accordance with the exemption afforded by Rule 16a-13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(4) Represents the Shares directly held following the Distributions as follows: 0 by HEPI; 1,538,882 by HDML; 6,117,325 by HCN; 836,592 by Master Fund; 0 by Mount Bonnell.

(5) The Reporting Persons disclaim any beneficial ownership of the reported securities other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Pursuant to Rule 16a-1(a)(4) under the Exchange Act, this filing shall not be deemed an admission that the Reporting Persons are, for purposes of Section 16 of the Exchange Act or otherwise, the beneficial owners of any equity securities of the Issuer in excess of their respective pecuniary interests.